EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 31st day of January, 2014 (the “Closing Date”), by and between SIBLING GROUP HOLDINGS, INC., a Texas corporation (“Purchaser”) and DWSABA CONSULTING LLC, a Texas limited liability company (“Seller”) and DAVID W. SABA, a resident of the State of Texas(“Shareholder”).

Background

Seller is the owner of AcceleratingED Consulting.  Shareholder is the sole member of Seller and is the developer of the consulting practice.  [The parties intend for the transactions contemplated by this Agreement to qualify as a “C” reorganization pursuant to Section 368(a)(1)(c) of the Internal Revenue Code of 1986.  ]The issuance and delivery of the Common Stock to Seller on and subject to the terms and conditions set forth in this Agreement is made in reliance upon the exemption from securities registration pursuant to Section 4(2) and/or Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”).

Agreement

For and in consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree:

Section 1.   Purchase and Sale of Assets

Section 1.1

Purchase of Assets.

In reliance upon the representations, warranties, covenants, and agreements contained in this Agreement, Purchaser hereby purchases and Seller hereby sells, assigns, grants, transfers, and conveys to Purchaser upon the terms and subject to the conditions of this Agreement, free and clear of all liabilities (fixed or contingent), obligations, security interests, liens, claims, or encumbrances of any nature or kind whatsoever except for Assumed Liabilities, all of the assets, properties, and rights of Seller of every type and description, tangible and intangible, wherever located and whether or not reflected on the books of Seller or carried thereon at zero value, including without limitation the following, provided however, that Seller shall not sell and Purchaser shall not purchase the Excluded Assets described in Section 1.2 of this Agreement:

(a)

All world wide web sites and domain names owned or licensed by Seller, including AcceleratingED.com, together with all documentation related thereto, and all related java applets and scripts, (collectively, the “Web Sites”), including, without limitation, the Web Sites listed on Section 1.1(a) of the Disclosure Schedule;

(b)

all software applications, tools, technologies, and components owned by Seller in both source code and object code versions with all versions, modifications, and enhancements thereto, together with all programming tools, libraries, and software to support and augment such software, and all flowcharts, logic diagrams, technical and descriptive documentation, materials, and specifications related thereto (collectively, the “Applications”), including, without limitation, the Applications listed on Section 1.1(b) of the Disclosure Schedule;

(c)

all patents, patent rights, patent applications and continuances, trade names and trade dress, trademarks (registered and unregistered), trademark applications, service marks (registered and unregistered), service mark applications (all marks to include all goodwill associated therewith), copyrights (registered and unregistered) and applications therefor, formulae, trade secrets, and know-how necessary or desirable to the conduct of the business as conducted by Seller and as proposed to be conducted by Purchaser (collectively, the “Intellectual Property”, including, without limitation, the Intellectual Property listed on Section 1.1(c) of the Disclosure Schedule;

(d)

All rights of Seller in all software licensed from third parties and used by Seller, including without limitation, development tools, third party components, third party content used in the Web Sites and Applications, and all other third party software used by Seller (collectively, the “Shrink-wrap Software”), including, without limitation, the software packages listed on Section 1.1(d) of the Disclosure Schedule;

(e)

The executory obligations of Seller arising under the contracts listed in Section 1.1(e) of the Disclosure Schedule (each individually, a “Contract” and collectively, “Contracts”), together with the right to receive income with respect to the Contracts after the Closing Date, to the extent assignable; and

(f)

All data, books, records, correspondence, accounts, records of sales, customer lists, files, papers, and related materials used by Seller in connection with the Purchased Assets (collectively, the “Books and Records”).

The assets, rights, and properties of Seller described in this Section 1.1 which are not Excluded Assets as defined in Section 1.2 hereof, are hereinafter collectively referred to as the “Purchased Assets.”

Section 1.2

Excluded Assets.

Seller shall not sell and Purchaser shall not purchase or acquire and the Purchased Assets shall not include:

(a)

Seller’s limited liability company franchise, limited liability company interest record books, limited liability company books containing minutes of meetings of managers and members, tax returns and records, books of account and ledgers, and such other records as having to do with Seller’s organization or capitalization;

(b)

Any rights which accrue to Seller under this Agreement; and

(c)

The assets, properties, and rights of Seller listed and described on Section 1.2 of the Disclosure Schedule (the assets described in this Section 1.2 are hereinafter collectively referred to as the “Excluded Assets”).

Section 1.3

Assumption of Certain Liabilities.

At the Closing, as additional consideration for the sale, conveyance, transfer, and delivery of the Purchased Assets, Purchaser shall assume, perform, discharge, and become obligated for, commencing and effective from and after the Closing Date, all of the executory obligations and liabilities of Seller arising from and after the Closing Date pursuant to the Contracts and the licenses related to the Shrink-Wrap Software, but excluding any obligations or liabilities arising from or relating to any breach or violation thereof, or a default thereunder, by Seller prior to Closing (the “Assumed Liabilities”).

Section 1.4

Excluded Liabilities.

PURCHASER SHALL NOT ASSUME OR BECOME LIABLE FOR ANY OBLIGATIONS, COMMITMENTS, OR LIABILITIES OF SELLER, WHETHER KNOWN OR UNKNOWN, ABSOLUTE, CONTINGENT, OR OTHERWISE, AND WHETHER OR NOT RELATED TO THE PURCHASED ASSETS, EXCEPT FOR THE ASSUMED LIABILITIES (the obligations and liabilities of Seller not assumed by Purchaser are hereinafter referred to as the “Excluded Liabilities”).

Section 1.5

IP Assignment by Shareholder.

Shareholder irrevocably assigns to Seller, the exclusive ownership of all right, title, and interest in and to the Web Sites and the Applications, and all intellectual property rights therein.  This assignment in this Section 1.5 is effective at 12:00 a.m. on the Closing Date, with the effect that any ownership of Shareholder in the Web Sites, the Applications, and the Intellectual Property is assigned to Seller immediately prior to the transfer of the Purchased Assets to Purchaser.

Section 2.  Purchase Price and Closing

Section 2.1

Purchase Price.

The Purchase price for the Purchased Assets and the Restrictive Covenants is FORTY THOUSAND DOLLARS ($40,000) (the “Purchase Price”).

Section 2.2

Payment of Purchase Price.

The Purchase Price shall be paid by issuance of a number of shares of Common Stock of Purchaser (the “Common Stock”) equal to the quotient of the Purchase Price divided by the average of the closing bid and asked price of the Common Stock over a ten (10) trading day period ended January 15, 2014.  No fraction of a share of Common Stock shall be issuable pursuant to this Agreement and any fraction of a share of Common Stock shall be rounded to the nearest whole share of Common Stock.

Section 2.3

Time and Place of Closing.

The closing of the purchase and sale of the Purchased Assets (the “Closing”) was held at the offices of DWSaba Consulting, L.L.C. at 1808 Marydale Dr, Dallas, Texas.  The effective time of the closing and the transfer of the Purchased Assets to Purchaser is 12:01 a.m. on the Closing Date.

Section 2.4

Deliveries at the Closing.

(a)

At the Closing, Purchaser delivered the following to Seller:

(i)

This Agreement, executed by Purchaser;

(ii)

The Purchase Price in the manner described in Section 2.2 hereof; and

(iii)

A employment agreement in substantially the form of Exhibit A (the “Employment Agreement”), executed by Purchaser

(b)

At the Closing, Seller delivered the following:

(i)

The Agreement, and such bills of sale and assignments as were reasonably requested by Purchaser, each executed by Seller, all of which together effectively vest in Purchaser good and valid title to each of the Purchased Assets free and clear of all liens, restrictions, and encumbrances;

(ii)

The Employment Agreement executed by Seller;

(iii)

Written consents of all third parties necessary to the Purchaser’s use and enjoyment of the Purchased Assets, in form, scope, and substance reasonably satisfactory to Purchaser; and

(iv)

A search of filings made pursuant to Section 9 of the Uniform Commercial Code (conducted through a date reasonably proximate in time to the Closing Date) in each jurisdiction in which any of the Purchased Assets are located.

Section 2.5

Allocation of Purchase Price.

The consideration paid for the Purchased Assets shall be allocated among the Purchased Assets in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d).  The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation.  In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.

Section 3.  Representations And Warranties Of Seller

For the purpose of inducing the Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities, Seller represents and warrants to Purchaser as follows:

Section 3.1

Organization and Qualification.

Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas and has all limited liability company power and authority to conduct its business, and to own, lease, or operate the Purchased Assets in the places where the business is conducted and the Purchased Assets are owned, leased, or operated.  All of the Purchased Assets are located at the address set forth on Section 3.1 of the Disclosure Schedule.

Section 3.2

Authority.

Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller and Shareholder.  This Agreement is the legal, valid, and binding obligation of Seller and Shareholder enforceable against Seller and Shareholder in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and to the exercise of judicial discretion in accordance with general equitable principles.  Neither the execution and delivery of the Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate Seller’s Articles of Organization or Operating Agreement, (ii) violate any provisions of law or any order of any court or any governmental unit to which Seller is subject, or by which any of the Purchased Assets are bound, or conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Seller is a party or by which it or any of the Purchased Assets are bound, (iii) result in the creation of any lien, charge, or encumbrance upon any of the Purchased Assets; or (iv) result in the acceleration or increase in the amount of any liabilities related to Seller's use of the Purchased Assets.

Section 3.3

Ownership.

Except as otherwise disclosed in Section 3.3 of the Disclosure Schedule:

(a)

Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims (including without limitation distribution rights).

(b)

Seller has not granted any third party any right to reproduce, distribute, market, or exploit the Web Sites or the Applications or create derivative works based upon the Web Sites or the Applications.

(c)

Prior to the Closing Date, Seller has the unfettered right and authority to use, and on and after the Closing Date Purchaser will have the unfettered right and authority to use, the Web Sites, the Applications, and the Intellectual Property in connection with the conduct of Purchaser’s business in the manner conducted by Seller prior to the Closing Date.

(d)

Purchaser’s ownership and use of the Web Sites, the Applications, and the Intellectual Property do not involve unfair competition with respect to any intellectual property or other proprietary right of any third person or entity;

(e)

The Web Sites, the Applications, and the Intellectual Property, do not infringe any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of a third party.

(f)

The Purchased Assets are all of the assets required for Purchaser to conduct the business as presently conducted by Seller.

(g)

Seller has taken all steps reasonably necessary to protect its right, title, and interest in and to the Web Sites, the Applications, and the Intellectual Property and the continued use of the Web Sites, the Applications, and the Intellectual Property.  Without limiting the generality of the foregoing, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Web Sites, the Applications, and the Intellectual Property at any state of its development were written, developed and created solely and exclusively by employees of Seller without the assistance of any third party, or were created by third parties who assigned ownership of their rights to Seller in valid and enforceable agreements, which are included in the contracts to be assigned and transferred to Purchaser hereunder.  Seller has at all times used  reasonable efforts to protect its trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release thereof into the public domain.  Seller has at all times used  reasonable efforts to protect the confidentiality of all of its other confidential and proprietary information and that of third parties which is or has been in its possession.

(h)

Since the inception of Seller, each person employed by Seller (including independent contractors, if any) has executed a confidentiality and non-disclosure agreement, which in the case of a contractor engaged by Seller contains an assignment of all ownership rights of such contractor in respect of the work product of such contractor.   Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Seller and such person, enforceable in accordance with their respective terms, except as enforceability may be limited by general equitable principles or the exercise of judicial discretion in accordance with such principles.

(i)

To Seller’s knowledge, no employee of Seller is in violation of any term of any employment contract or confidentiality agreement or any other contract or agreement relating to the relationship of any such person with Seller.

(j)

Except for product returns in the ordinary course of business, no product liability or warranty claim with respect to any product included among the Purchased Assets has been communicated to or overtly threatened against Seller nor, is there any specific situation, set of facts or occurrence that provides a basis for any such claim.  Seller has provided to Purchaser an accurate list of all material known errors or “bugs” in the Web Sites and the Applications.

Section 3.4

Compliance with Laws.

Seller, to the best of its knowledge, is not subject to any judgment, order, writ, injunction, or decree that adversely affects, or might in the future reasonably be expected to adversely affect any of the Purchased Assets or its business.  Seller is, to the best of its knowledge, in substantial compliance with all laws applicable to its business and the Purchased Assets, including without limitation, all laws related to zoning, occupational safety, labor, wages, working hours, working conditions, environmental protection, and fair business practices.  Seller, to the best of its knowledge, has all permits, licenses, approvals, consents, and authorizations which are required for the operation of Seller’s business under federal, state, or local laws, rules, and regulations.

Section 3.5

Litigation.

There are no formal or informal complaints, investigations, claims, charges, arbitration, grievances, actions, suits, or proceedings pending, or to the knowledge of Seller threatened against, or affecting Seller, Shareholder, or any of the Purchased Assets at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.  Neither Seller nor Shareholder is subject to any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Purchased Assets or Seller's business.

Section 3.6

Brokers and Finders.

Seller has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

Section 3.7

Contracts.

(a)

Each Contract pursuant to which Seller has any obligation which extends past the Closing Date, the performance of which is to be assumed by Purchaser, is described on Section 1.1(e) of the Disclosure Schedule.  Except as disclosed on Section 3.7(a) of the Disclosure Schedule, there is no Contract which is not terminable by Seller without premium, penalty, or other obligation upon thirty (30) days notice or less;

(b)

Each of the Contracts is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have an adverse effect on the Business or financial condition of Seller.  Except as reflected in Section 3.7(b) of the Disclosure Schedule, each of the Contracts may be assigned to Purchaser without the prior approval or consent of any other party.  All consents to assignment of the Contracts which require consent to assignment have been obtained;

(c)

Seller has fulfilled all obligations required pursuant to the Contracts to have been performed by Seller prior to the date hereof;

(d)

True, correct, and legible copies of all documents evidencing the Contracts are attached Section 1.1(e) of the Disclosure Schedule.

Section 3.8

Governmental Approval and Consents.

Seller has obtained all governmental approvals, authorizations, permits, and licenses required to permit the operation of its business as presently conducted.  No authorization, consent, approval, designation or declaration by, or filing with, any public body, governmental authority, bureau, or agency is necessary or required as a condition to the validity of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.9

Investment Intent.

(a)

The Common Stock is being acquired for Seller's own account without the participation of any other person, with the intent of holding the Common Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the Common Stock and not with a view to, or for resale in connection with, any distribution of the Common Stock, nor is Seller aware of the existence of any distribution of the Common Stock;

(b)

Seller understands and agrees that the Common Stock will be issued and sold to Seller without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the 1933 Act, provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

(c)

The Common Stock cannot be offered for sale, sold, or transferred by Seller other than pursuant to: (A) an effective registration under the 1933 Act or in a transaction otherwise in compliance with the 1933 Act; and (B) evidence satisfactory to Purchaser of compliance with the applicable securities laws of other jurisdictions.  Purchaser shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

(d)

Seller has had the opportunity to ask questions of and receive answers from Purchaser and any person acting on its behalf and to obtain all material information reasonably available with respect to Purchaser and its affairs, and has received satisfactory answers to all such questions and received all documents and other information requested of Purchaser;

(e)

Seller has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Seller’s own legal counsel and investment and tax advisors.  Seller is relying solely on such counsel and advisors and not on any statements or representations of Purchaser or any of its representatives or agents, including Krevolin & Horst, LLC, for legal, tax, or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction; and

(f)

Seller has such knowledge and experience in financial, tax, and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in Purchaser and of protecting Seller’s interests in connection with this transaction.  Seller recognizes and acknowledges that Seller’s investment in Purchaser involves a high degree of risk.  Seller is able to bear the risk of a complete loss of Seller's investment in the Common Stock.  Seller acknowledges that:

(i)

investment in the Common Stock is speculative;

(ii)

Seller has no need for liquidity from this investment and can withstand a total loss of the investment; and

(iii)

Purchaser will need additional capital in the future to execute its business plan.  There is no assurance that additional capital, if available, can be obtained when needed or on terms favorable to Purchaser or to holders of the Common Stock.  There is no assurance that if additional capital is obtained that Purchaser can successfully execute its business plan.

Section 3.10

Correctness of Representations.

To the best of its knowledge, no representation or warranty of Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished to Purchaser hereunder contains any untrue statement of fact, or omits to state any fact necessary in order to make the statements contained therein not misleading.  True copies of all mortgages, indentures, notes, leases, agreements, plans, contracts, and other instruments listed on or referred to in the Schedules delivered or furnished to Purchaser pursuant to this Agreement have been delivered to Purchaser.

Section 4.  Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1

Organization and Qualification.

Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all necessary power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

Section 4.2

Authority.

Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary action on the part of Purchaser, and this Agreement is the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) violate Purchaser’s Amended and Restated Certificate of Formation or Bylaws, (b) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets may be bound, or (c) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its assets or properties may be bound.

Section 4.3

Litigation.

There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser’s knowledge, threatened, against Purchaser which would prevent Purchaser from consummating the transactions contemplated by this Agreement.

Section 4.4

SEC Filings.

Purchaser has timely filed all reports required to be filed with the Securities and Exchange Commission.  Each report is complete and accurate in all material respects.  Purchaser has provided access to Seller to true and correct copies of Purchaser’s Form 10 as filed with the SEC on November 30, 1999, Form 10-K for the year ended December 31, 2012 filed with the SEC on May 8, 2013, and all reports on Form 10Q and Form 8K filed with the SEC since May 8, 2013.

Section 4.5

Brokers and Finders.

Purchaser has not incurred any obligation or liability to any party for brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

Section 4.6

Disclosure and Absence of Undisclosed Liabilities.

No representation or warranty by Purchaser contained in or made in connection with this Agreement or the transactions herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein not misleading.

Section 5.  Indemnification

Section 5.1

Survival of Warranties.

All representations and warranties of the parties contained in this Agreement shall survive the Closing until the first (1st) anniversary of the Closing Date; provided, however, that the representations and warranties of Seller contained in () Section 3.2 (Authorization), Section 3.3 (Ownership), and Section 3.6 (Brokers and Finders) (each a “Fundamental Representation”) shall survive until the ninetieth (90th) day after the expiration of the applicable statute of limitations, including any extensions, each of such periods is a “Warranty Survival Period”.  Any representation or warranty that would otherwise terminate in accordance with this Section 5.1 will continue to survive if a Claim Notice shall have been given under this Section 5 on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section 5.  No cause of action based upon, or alleging, a breach of warranty may be commenced after the expiration of the applicable Warranty Survival Period.  For the purposes of this Section 5, the terms “Loss” and “Losses” shall mean any and all any loss, liability, claim, damage (excluding punitive damages other than damages awarded to third parties), tax, obligation, penalty, fine, judgment, cost and expense (including amounts paid in settlement, reasonable costs of investigation and defense, and reasonable attorneys’ fees) suffered by an Indemnified Party, whether or not involving a Third Party Claim and as the same are incurred.  All statements contained in any certificate, Exhibit or Schedule delivered by or on behalf of Purchaser or Seller pursuant to this Agreement shall be deemed representations and warranties hereunder by Purchaser or Seller, as the case may be.  Any inspection, preparation, or compilation of information or Schedules, or audit of the inventories, properties, financial condition, or other matters relating to Seller conducted by or on behalf of Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Seller set forth herein.

Section 5.2

Agreement of Seller and Shareholder to Indemnify Purchaser.

(a)

Subject to the terms and conditions of this Section 5, Seller and Shareholder jointly and severally hereby agree to indemnify, defend, and hold harmless Purchaser, and, to the extent named or involved in any Third-Party Claim, Purchaser’s officers, directors, employees and shareholders, and their respective successors and assigns, from, against, and in respect of any and all Losses which are based upon, arise out of, result from, or relate to:

(i)

the inaccuracy or untruth of any representation or warranty of Seller (other than a Fundamental Representation) contained in or made pursuant to this

Agreement or in any certificate, Schedule, or Exhibit furnished by Seller, in connection with the execution and delivery of this Agreement and the closing of the transactions contemplated hereby,

(ii)

the breach by Seller of any covenant or agreement made in or pursuant to this Agreement or any agreement executed by Seller, and delivered to Purchaser in connection with the Closing of the transactions contemplated hereby; and

(iii)

the inaccuracy or untruth of any Fundamental Representation or any Excluded Liability, including without limitation the failure to comply with the bulk sales law.

(b)

Seller’s obligation to indemnify Purchaser for Losses is subject to the condition that Seller shall have received notice of the Losses for which indemnity is sought on or before the expiration of the applicable Warranty Survival Period.

(c)

No claim may be made pursuant to Section 5.2 (other than with respect to a breach of a Fundamental Representation) until the total of all Losses with respect to such matters exceeds $5,000, at which time Holdings shall be liable for the full amount of such Damages (including the initial $5,000).

(d)

The maximum recovery for Losses in the aggregate under this Section 5.2 shall be the aggregate consideration received by Seller and Shareholder pursuant to this Agreement and the Consulting Agreement.

(e)

Purchaser’s remedies against Seller and Shareholder for any Losses hereunder shall be cumulative, and the exercise by Purchaser of its right to indemnification hereunder shall not affect the right of Purchaser to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, provided, that Seller and Shareholder shall not be liable for damages in excess of the actual damages suffered by Purchaser as a result of the act, circumstance, or condition for which indemnification is sought.

Section 5.3

Agreement of Purchaser to Indemnify Seller.

(a)

Subject to the terms and conditions of this Section 5.3, Purchaser hereby agrees to indemnify, defend, and hold harmless Seller from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Seller by reason of, resulting from or based upon:

(i)

the inaccuracy or untruth of any representation or warranty of Purchaser, contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Purchaser, in connection with the execution and delivery of this Agreement or the closing of the transactions contemplated hereby; and

(ii)

the breach by Purchaser of any covenant or agreement made in or pursuant to this Agreement or any agreement executed by Purchaser, and delivered to Seller in connection with the Closing of the transactions contemplated hereby.

(b)

Purchaser’s obligation to indemnify Seller for Losses is subject to the condition that Purchaser shall have received notice of the Losses for which indemnity is sought on or before the expiration of the applicable Warranty Survival Period.

(c)

Seller’s remedies against Purchaser for any Losses hereunder shall be cumulative, and the exercise by Seller of its right to indemnification hereunder shall not affect the right of Seller to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, provided, that Purchaser shall not be liable for damages in excess of the actual damages suffered by Seller as a result of the act, circumstance, or condition for which indemnification is sought.

Section 5.4

Procedures for Indemnification.

As used herein, the term “Indemnitor” means the party against whom indemnity hereunder is sought, and the term “Indemnitee” means the party seeking indemnification hereunder.

(a)

A claim for indemnification hereunder (“Indemnification Claim”) shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses, and, in the case of a Third Party Claim (as defined in Section 5.5 hereof), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

(b)

If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have ten (10) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection.  Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 5.4(c)hereof.  If an objection is timely interposed by the Indemnitor and the dispute is not resolved within forty-five (45) days from the date (such period is hereinafter the “Negotiation Period”) Indemnitee receives such objection, such dispute shall be resolved by arbitration in accordance with the provisions of Section 8.8, unless the Indemnification Claim involves () Intellectual Property or () injunctive relief is reasonably necessary to protect the interests of the Indemnitee (collectively the types of claims referred to in clauses () and () are hereinafter referred to as the “Excluded Claims”), in which event, the dispute may be resolved by institution of an appropriate legal proceeding or by arbitration in accordance with the provisions of Section 8.7 at the option of the Indemnitee.

(c)

Upon determination of the amount of Losses required to be paid pursuant to an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by an arbitration award, or by any other final adjudication, Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) days of the date such amount is determined; provided however, that if the Indemnitor is Seller, at the option of Seller, the amount of such Indemnification Claim may be paid by cancellation of Common Stock.

Section 5.5

Defense of Third Party Claims.

Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee by a Third Party which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(a)

The Indemnitee shall give the Indemnitor written notice of any such claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor will undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnitee.  The assumption of the defense of any such claim by the Indemnitor shall be an acknowledgement by the Indemnitor of its obligation to indemnify the Indemnitee with respect to such claim hereunder.  If, however, the Indemnitor fails or refuses to undertake the defense of such claim within fifteen (15) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise, and, settlement of such claim with counsel of its own choosing.  The Indemnitor shall have the right to participate in any defense assumed by the Indemnitee, at its sole cost and expense.  In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 5.4, which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

(b)

The Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

Section 6. Post Closing Matters

Section 6.1

Further Assurances.

From and after the date hereof, Seller agrees, without further consideration, to execute and deliver promptly to Purchaser, such further consents, waivers, assignments, endorsements, and other documents and instruments, and to take all such further actions, as Purchaser may from time to time reasonably request, with respect to the assignment, transfer, and delivery to Purchaser of the Purchased Assets, and the fulfillment of any condition precedent to the obligations of Purchaser that was waived by Purchaser in order to close the transactions contemplated herein, and the consummation in full of the transactions provided for herein.

Section 6.2

Assignment and Ownership of Intellectual Property Rights.

Seller will follow the required and appropriate procedures as specified in the Shrink-wrap Software licenses and by law to assign and transfer its rights in the Shrink-wrap Software to Purchaser, and, if required to record such assignment.  Seller will follow the required and appropriate procedures as required by law or by third party agreement, to assign and transfer its rights in the Intellectual Property to Purchaser, and to record such assignment with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office.  Seller recognizes and agrees that all derivative works, modifications, upgrades, and new versions based on the Intellectual Property, and all new technologies and products developed by Purchaser shall be owned by Purchaser exclusively, including but not limited to all worldwide patent, copyright, trademark, trade secret, confidential information and other proprietary rights.

Section 6.3

Discharge of Business Obligations.

From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of its business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees (except accrued personal time), trade creditors, and clients of Seller's business.

Section 7.  Restrictive Covenants

Section 7.1

Definitions.

As used herein, the following capitalized terms are used with the meanings thereafter ascribed:

“Affiliate” means any person or entity directly or indirectly Controlling, Controlled by, or under common Control with Seller.

“Area” means the United States and Canada.

“Competing Enterprise” means any person or entity that is substantially engaged in Seller's business, except that any business related to any asset that is not a Purchased Asset shall not be deemed a “Competing Enterprise”.

“Control” means the power to direct the management and affairs of a person.

“Trade Secrets” means information of Seller which derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, but shall not include Excluded Information.  Trade Secrets may include both technical or non-technical data, including without limitation,  (a) any process, machine, pattern, compilation, program, method, technique, formula, chemical formula, composition of matter, or device which (1) is not generally known or which Seller, has a reasonable basis to believe may not be generally known, (2) is being used or studied by Seller and is not described in a printed patent or in any literature already published and distributed externally by Seller, and (3) is not readily ascertainable from inspection of a product of Seller; (b) any engineering, technical, or product specifications including those of features used in any current product of Seller or which may be so used, or the use of which is contemplated in a future product of Seller; (c) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented, or patentable; or (d) information concerning the customers, suppliers, products, pricing strategies of Seller, personnel assignments and policies of Seller, or matters concerning the financial affairs and management of Seller; provided however, that Trade Secrets shall not include any Excluded Information.  As used herein, “Excluded Information” means Proprietary Information (i) which has been voluntarily disclosed to the public by Seller, (ii) independently developed and disclosed by parties other than Seller, or (iii) that otherwise enters the public domain through lawful means or without misappropriation by Seller.

Section 7.2

Non-Solicitation of Employees.

Until the third (3rd) anniversary of the Closing Date, Seller shall not directly or indirectly solicit, offer employment to, or hire any employee of Purchaser or any of its subsidiaries if (i) such employee is then an employee of Purchaser or any of Purchaser’s subsidiaries, or (ii) such employee has terminated such employment within 180 days of such solicitation or offer.

Section 7.3

Non-Solicitation of Customers.

Until the fifth (5th) anniversary of the Closing Date, neither Seller nor any Affiliate shall, within the Area, on such Seller’s own behalf, on behalf of any Affiliate, or an behalf of any Competing Enterprise, solicit, contact, call upon, communicate with, or attempt to communication with any customer or prospect of Seller or any representative of any such customer or prospect of Seller, with a view to the sale or provision of any product, deliverable, or service competitive with any product, deliverable, or service sold, provided, or under development by Seller on the Closing Date.

Section 7.4

Covenant Not to Compete by Seller.

Until the fifth (5th) anniversary of the Closing Date, Seller agree that, neither Seller nor any of Affiliate will, directly or indirectly, own, manage, operate, join, control, or be employed or engaged by, nor participate in the ownership, management, operation, or control of, any Competing Enterprise.

Section 7.5

Trade Secrets.

Seller for itself and each Affiliate acknowledges and agrees that all Trade Secrets, and all physical embodiments thereof, are a part of the Purchased Assets and are confidential to and shall be and remain the sole and exclusive property of Purchaser.  Seller for itself and each Affiliate agrees that all Trade Secrets will be held in trust and strictest confidence, that each Affiliate shall protect such Trade Secrets from disclosure, and that each Affiliate will make no use of such Trade Secrets without the prior written consent of Purchaser.  The obligations of confidentiality contained in this Section 7.5 shall apply from the date of this Agreement and with respect to all Trade Secrets at all times thereafter, until such Trade Secret is no longer a trade secret under applicable law.

Section 7.6

Remedies.

Seller for itself and any Affiliate covenants and agrees that Purchaser by virtue of the consummation of the transactions contemplated by this Agreement will utilize the Purchased Assets in and throughout the Area, and that great loss and irreparable damage would be suffered by Purchaser if Seller should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section.  Seller for itself and any Affiliate, further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve unto Purchaser the benefit of its bargain in the acquisition of the Purchased Assets, including, without limitation, the good will thereof.  Therefore, in addition to all the remedies provided in this Agreement, or available at law or in equity, Seller for itself and any Affiliate jointly and severally agrees Purchaser shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Seller contained in this Section 7.6.  The existence of any claim, demand, action, or cause of action of Seller against Purchaser shall not constitute a defense to the enforcement by Purchaser of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by Purchaser of any of its rights hereunder.

Section 7.7

Blue Penciling.

In the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted under applicable law.  Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

Section 8. General Provisions

Section 8.1

Bulk Sales Law Waiver.

Purchaser and Seller each agree to waive compliance by the other with the provisions of the bulk sales law or comparable law of any jurisdiction to extent that the same may be applicable to the transactions contemplated by this Agreement.  Seller agrees to indemnify and hold Purchaser harmless from and against any loss, damage, liability, cost, expense or claim arising out of any failure to take any required actions under the bulk sales or comparable law of any state.

Section 8.2

Expenses.

All expenses incurred by the parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the Closing of the transactions contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

Section 8.3

Notice.

Any notice, request, demand, or other communication which is required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: () if sent by email, telecopy, facsimile transmission, or other similar electronic or digital transmission method, when transmitted, provided there is evidence of delivery to the email address or telephone number of the telecopy or facsimile machine; () if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, one (1) business day after it is sent; () if sent by registered or certified United States mail, five (5) days after it is deposited in the mail, addressed to the proposed recipient at the last known address of the recipient, with the proper postage affixed; () if in person, when tendered, and () in any other case, when actually received.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.:

(a)

If to Seller:

David W. Saba

1808 Marydale Drive

Dallas, Texas 75208

Email: davidwsaba@gmail.com

Telephone (214) 422-0092

(b)

If to Purchaser:

Sibling Group Holdings, Inc.

1355 Peachtree Street, Suite 1150

Atlanta, GA 30309

Attention: Legal Department

Telephone (404) 551-5274

Facsimile  (404) 890-5615

With a copy to:

Krevolin & Horst, LLC

1201 W. Peachtree St.

Suite 3250

Atlanta, GA 30309

Attention:  Gerry Balboni

Telephone:  (404) 812-3111

Facsimile:   (404) 812-3101

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.  If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made, and if delivered by mail, the date on which such notice, request, instruction, or document is received shall be the date of delivery.

Section 8.4

Assignment; Binding Effect.

This Agreement shall be binding upon the parties hereto and their respective successors, permitted assigns and permitted transferees.  Seller may not assign its rights or delegate its obligations hereunder without Purchaser’s consent, which shall not be unreasonably withheld.

Section 8.5

Headings.

The Section, subsection, and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement, provided however, that Purchaser may assign this Agreement to any Affiliate or to any successor to its assets and business upon notice to Seller.

Section 8.6

Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

Section 8.7

Governing Law.

This Agreement, the rights of the parties hereunder, and any and all disputes between the parties, shall be governed by, construed, and enforced in accordance with the laws of the State of Georgia,

without regard to its conflicts of laws rules.  The parties agree that any appropriate state court sitting in Fulton County, Georgia or any Federal Court sitting in the Northern District of Georgia (Atlanta Division) (collectively, the “Permitted Courts”), shall have exclusive jurisdiction of any dispute, case, or controversy in any way related to, arising under, or in connection with this Agreement, including extra-contractual claims, and shall be a proper forum in which to adjudicate such dispute, case, or controversy, and each party irrevocably: () consents to the jurisdiction of the Permitted Courts in such actions, () agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum, and () waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.  In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, Purchaser will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

Section 8.8

Arbitration.

Any Indemnification Claim that is not an Excluded Claim shall, any, Excluded Claim may, and any determination of the scope or applicability of this provision to arbitrate, shall, be submitted to, and settled by, arbitration in the City of Atlanta, State of Georgia, before one (1) arbitrator.  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction.  The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence, and counsel's fees, and provided further, that in the discretion of the arbitrator, the arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 8.9

Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 8.10

Survival.

The covenants, representations, warranties, and agreements contained herein shall survive the Closing of the transactions contemplated herein, for the length of time that Purchaser or Seller, as the case may be, may assert an indemnification for a breach or violation of such covenant, representation, warranty, or agreement pursuant to Section hereof.

IN WITNESS WHEREOF, each party hereto has executed this Agreement, or caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the Closing Date.

Seller:

DWSaba Consulting, LLC

By:
David W. Saba

Purchaser:

Sibling Group Holdings, Inc.

By:
Mack Leath, CEO